Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER SYSTEM, INC. 2005 EARNINGS FORECAST

- 2005 EPS Expected to Increase 11% to 15% Over Comparable 2004 Level -

     MIAMI, December 20, 2004 – Ryder System, Inc. (NYSE:R), a global leader in transportation management and supply chain solutions, today announced it forecasts full-year 2005 earnings to be in the range of $3.20 to $3.30 per diluted share. This represents an earnings per diluted share (EPS) increase of 11% to 15% over the midpoint of Ryder’s most recent comparable full-year 2004 forecast.

     Ryder’s current full-year 2004 EPS forecast of $3.08 to $3.11 includes $0.23 in gains from the sale of the Company’s headquarters complex. Excluding those gains for comparison purposes, the midpoint of the Company’s full-year 2004 EPS forecast is $2.87.

     “We are forecasting Ryder’s 2005 revenue to grow by 4%,” said Ryder Chairman, President and Chief Executive Officer Greg Swienton. “Our team is committed to executing its sales plan, assuming only moderate economic growth conditions. This includes attracting, retaining and expanding customers across all product lines. Transactional business, such as commercial rental and used vehicle sales, should remain strong and we expect to drive additional growth from long-term contractual business, including Full Service Lease, Dedicated Contract Carriage and our full range of Supply Chain Solutions.”

     Commenting on the Company’s financial objectives for 2005, Ryder Executive Vice President and Chief Financial Officer Tracy Leinbach said, “We will maintain our strong balance sheet as we replenish our fleet and invest in operational capabilities and other initiatives to enable growth. Targeted opportunities in cost management and process improvements should further enhance our earnings leverage as we work to grow the business in 2005.”

     Ryder has also filed a Form 8-K with the Securities and Exchange Commission providing an update on the IRS audit of its federal income tax returns for 1998 through 2000. A copy of the Form 8-K can be found in the investors area of Ryder’s website at www.ryder.com.

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the eighth consecutive year, Ryder was featured in the 2004 Fortune Most Admired Companies survey of corporate reputations. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the seventh consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2003 revenue of $4.8 billion, Ryder ranks 360th on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

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     Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, the possibility that changes in customers’ business environments will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, higher borrowing costs and possible decreases in available funding sources caused by adverse changes in debt ratings, resolution of the tax audits described in our filings with the SEC and the amount and timing of any payments required to be made by the Company in connection therewith, changes in accounting assumptions, adequacy of accounting accruals, changes in general economic conditions, availability of heavy- and medium-duty vehicles, increases in fuel prices, availability of qualified drivers, the Company’s ability to create operating synergies in connection with its acquisitions of Ruan and General, and changes in government regulations, including regulations regarding vehicle emissions, drivers’ hours of service and security regulations issued by the Department of Homeland Security. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. We have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the2005 Business Plan and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

Conference Call and Webcast Information: Ryder’s 2005 earnings forecast conference call is scheduled for webcast on Monday, December 20, 2004, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman, President and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Tracy Leinbach.

Þ To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG9578990 and Passcode: RYDER.

Þ To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-568-0870, (outside U.S. dial 1-402-998-1546) and use the Passcode: 1220, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

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